Exhibit 10.1

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with its terms, the “Stockholders Agreement”), dated as of October 12, 2020 (the “Effective Date”), is made by and among (i) Churchill Capital Corp II, a Delaware corporation (“PubCo”); (ii) Churchill Sponsor II LLC, a Delaware limited liability company; and (iii) the Person identified on the signature page hereto under the heading “Founder Holder” (the “Founder Holder”); Each of PubCo, the Sponsor and the Founder Holder may be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, PubCo has entered into that certain Agreement and Plan of Merger, dated as of the Effective Date (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “Merger Agreement”), by and among PubCo and Software Luxembourg Holding S.A., in connection with the initial business combination (the “Business Combination”) set forth in the Merger Agreement;

WHEREAS, following the closing of the Merger, Churchill Sponsor II LLC will Beneficially Own (as defined herein) Company Stock (as defined herein); and

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to governance and certain other matters, in each case in accordance with the terms and conditions of this Stockholders Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Stockholders Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1          Definitions. As used in this Stockholders Agreement, the following terms shall have the following meanings:

“Action” means any action, suit, charge, litigation, arbitration, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no Party shall be deemed an Affiliate of PubCo or any of its subsidiaries for purposes of this Stockholders Agreement.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of PubCo.

“Business Combination” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Bylaws” means the bylaws of PubCo, as in effect on the Closing Date, as the same may be amended from time to time.

“Certificate of Incorporation” means the certificate of incorporation of PubCo, as in effect on the Closing Date, as the same may be amended from time to time.

“Closing” has the meaning given to such term in the Merger Agreement.

“Closing Date” has the meaning given to such term in the Merger Agreement.

“Common Stock” means shares of the Class A common stock, par value $0.0001 per share, of PubCo.

“Effective Date” has the meaning set forth in the Preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Founder Holder” has the meaning set forth in the Preamble.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Merger Agreement” has the meaning set forth in the Recitals.

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (c) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result and (f) nominating or appointing certain Persons (including to fill vacancies) to the Board in connection with the annual or special meeting of stockholders of PubCo.

“Organizational Documents” means the Certificate of Incorporation and the Bylaws.

“Party” has the meaning set forth in the Preamble.

“Percentage Interest” means, with respect to any Person and as of any time of determination, a fraction, expressed as a percentage, the numerator of which is the number of shares of Common Stock held or Beneficially Owned by such Person, including shares of Common Stock to which such Person has been granted a valid proxy, as of such date and the denominator of which is the aggregate number of shares of Common Stock issued and outstanding as of such date.

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“PubCo” has the meaning set forth in the Preamble.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person acting on behalf of such Person.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Sponsor” means Churchill Sponsor II LLC, or, upon its dissolution, the Founder Holder.

“Sponsor Director” has the meaning set forth in Section 2.1(a).

“Sponsor Indemnitees” has the meaning set forth in Section 3.10(a).

“Stockholders Agreement” has the meaning set forth in the Preamble.

“subsidiaries” of any Person include such Person’s direct and indirect subsidiaries.

“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Common Stock is listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

Section 1.2          Interpretive Provisions. For all purposes of this Stockholders Agreement, except as otherwise provided in this Stockholders Agreement or unless the context otherwise requires:

(a)            the meanings of defined terms are applicable to the singular as well as the plural forms of such terms.

(b)           the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Stockholders Agreement, refer to this Stockholders Agreement as a whole and not to any particular provision of this Stockholders Agreement.

(c)            references in this Stockholders Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder.

(d)           whenever the words “include”, “includes” or “including” are used in this Stockholders Agreement, they shall mean “without limitation.”

(e)            the captions and headings of this Stockholders Agreement are for convenience of reference only and shall not affect the interpretation of this Stockholders Agreement.

(f)            pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

ARTICLE II
GOVERNANCE

Section 2.1          Board of Directors.

(a)            Composition of the Board. PubCo agrees to take all Necessary Action to cause the Board to (x) initially be comprised of seven (7) directors identified by PubCo in accordance with the terms of the Merger Agreement (the “Initial Directors”) and (y) from and after the first annual meeting of PubCo following the Closing, be comprised of a total of nine (9) directors. At and following the Closing, PubCo agrees to take all Necessary Action to cause the Board to be divided into three classes of directors, with each class serving for staggered three-year terms. The initial term of the Class I directors shall expire immediately following PubCo’s 2021 annual meeting of stockholders at which directors are elected. The initial term of the Class II directors shall expire immediately following PubCo’s 2022 annual meeting of stockholders at which directors are elected. The initial term of the Class III directors shall expire immediately following PubCo’s 2023 annual meeting at which directors are elected.

(b)            Sponsor Representation. PubCo shall take all Necessary Action so as to cause to be nominated for election to the Board at each annual or special meeting at which the stockholders will vote on the election of directors (“Board Election Meeting”), two (2) individuals designated by the Sponsor; provided, that in the event that the Sponsor’s Percentage Interest is less than (i) five percent (5%), Sponsor shall only have the right to designate one (1) individual for election to the Board and (ii) one percent (1%), Sponsor shall not have the right to designate any individual for election to the Board (each such Person nominated by the Sponsor, a “Sponsor Director”). Notwithstanding the foregoing, the number of individuals that the Sponsor shall have the right to cause PubCo to nominate at each Board Election Meeting will be reduced by the number of Sponsor Directors then serving on the Board and whose terms in office are not expiring at such Board Election Meeting.

(c)           Vacancies. If a vacancy on the Board is caused by the death, retirement, resignation or removal of any Sponsor Director and the Sponsor would be entitled to cause PubCo to nominate a Sponsor Director in respect of such vacancy as of such time pursuant to Section 2.1(b), then PubCo shall take all Necessary Action to cause the Board to fill such vacancy as promptly as practicable (and in any event prior to the next meeting or action of the Board or applicable committee) with an individual designated by the Sponsor. Notwithstanding anything to the contrary contained in this Section 2.1(c), the Sponsor shall not have the right to designate a replacement director, and PubCo shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that appointment of such designee to the Board would result in a number of directors designated by the Sponsor in excess of the number of directors that the Sponsor is then entitled to cause PubCo to nominate for membership on the Board pursuant to Section 2.1(b). Any such designated replacement who becomes a member of the Board shall be deemed to be a Sponsor Director for all purposes under this Agreement.

(d)           Committees. In accordance with PubCo’s Organizational Documents, (i) the Board shall establish and maintain committees of the Board for (x) Audit, (y) Compensation and (z) Nominating and Corporate Governance, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. Subject to applicable Laws and stock exchange regulations, and subject to requisite independence requirements applicable to such committee, for so long as the Sponsor’s Percentage Interest is greater than five percent (5%), PubCo shall take, and the Sponsor agrees with PubCo to take, all Necessary Action to have at least one (1) Sponsor Director appointed to serve on each committee of the Board.

(e)           Compensation and Benefits. For so long as any Sponsor Director serves as a director of PubCo, (i) PubCo shall provide such Sponsor Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of PubCo, including, but not limited to: (A) coverage under directors’ and officers’ insurance policies maintained by PubCo or any of its subsidiaries and (B) any reimbursement of reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses and (ii) PubCo shall not amend, alter or repeal any right to indemnification, advancement of expenses or exculpation provided in the Organizational Documents, indemnification agreement or otherwise that covers or benefits any Sponsor Director (except to the extent such amendment or alteration permits PubCo to provide broader indemnification, advancement of expenses or exculpation rights than permitted prior thereto).

Section 2.2         PubCo Cooperation. PubCo shall (and shall cause its subsidiaries to) cooperate in facilitating the nomination and designation rights described in Section 2.1(a), including (i) taking all Necessary Action to nominate each Sponsor Director as part of the slate that is included in any proxy statement (or similar document) of PubCo in respect of any Board Election Meeting (other than, if applicable, when no Sponsor Director is allocated to the class of directors to be elected at such meeting), (ii) providing the highest level of support for the election of each such Sponsor Director as PubCo provides to any other individual standing for election as a director as part of PubCo’s slate of nominees, (iii) not nominating for any election a number of director candidates (inclusive of Sponsor Directors standing for election) that exceeds the number of directorships to be elected in such election.

ARTICLE III
GENERAL PROVISIONS

Section 3.1         Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a)            Except as otherwise permitted pursuant to this Stockholders Agreement, no Party may assign such Party’s rights and obligations under this Stockholders Agreement, in whole or in part, without the prior written consent of the other Parties. Any such assignee may not again assign those rights, other than in accordance with this Article III. Any attempted assignment of rights or obligations in violation of this Article III shall be null and void.

(b)            All of the terms and provisions of this Stockholders Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and Representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and Representatives of any Party only to the extent that they are permitted successors, assigns, heirs and Representatives pursuant to the terms of this Stockholders Agreement.

(c)            Nothing in this Stockholders Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and Representatives, any rights or remedies under this Stockholders Agreement or otherwise create any third party beneficiary hereto, except that the Sponsor Directors shall be third party beneficiaries of Section 2.1(e), the Covered Persons shall be third party beneficiaries of Section 3.9, the Sponsor Indemnities and Indemnitee-Related Entities shall be third party beneficiaries of Section 3.10 and the Related Persons shall be third party beneficiaries of the Section 3.11, in each case entitle to enforce this Stockholders Agreement insofar as such Sections relate to such Persons.

Section 3.2         Termination. This Agreement shall not be effective until the Closing. Following the Closing, this Agreement shall terminate at such time as the Sponsor is no longer entitled to any rights pursuant to Article II of this Agreement except for the provisions set forth in Section 2.1(e), this Section 3.2 and Section 3.10. Notwithstanding anything herein to the contrary, in the event the Merger Agreement terminates in accordance with its terms prior to the Closing, this Stockholders Agreement shall automatically terminate and be of no further force or effect, without any further action required by the Parties.

Section 3.3          Severability. If any provision of this Stockholders Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Stockholders Agreement, to the extent permitted by Law shall remain in full force and effect.

Section 3.4          Entire Agreement; Amendments; No Waiver.

(a)           This Stockholders Agreement, together with the Exhibit to this Stockholders Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Stockholders Agreement and therein.

(b)           The terms and provisions of this Agreement may be modified or amended only with the written approval of the PubCo and the Sponsor.

(c)            No waiver of any provision or default under, nor consent to any exception to, the terms of this Stockholders Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 3.5         Counterparts; Electronic Delivery. This Stockholders Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Stockholders Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Stockholders Agreement or any document to be signed in connection with this Stockholders Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 3.6          Notices. All notices, demands and other communications to be given or delivered under this Stockholders Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m.  eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 3.6, notices, demands and other communications shall be sent to the addresses indicated below if to PubCo, prior to the Closing, to:

Churchill Capital Corp. II 640 Fifth Avenue, 12th Floor New York, NY 10019 Attention: Michael S. Klein Email: michael.klein@mkleinandcompany.com if to PubCo, following the Closing, to:

Skillsoft Corporation
300 Innovative Way, Suite 201
Nashua, New Hampshire 03602
Attention: Greg Porto
E-mail: Greg.Porto@skillsoft.com

if to the Sponsor, to:

640 Fifth Avenue, 12th Floor New York, NY 10019 Attention: Michael S. Klein Email: michael.klein@mkleinandcompany.com with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10023
Attn:              Kenneth M. Schneider and Ross A. Fieldston
E-mail: kschneider@paulweiss.com and rfieldston@paulweiss.com

Section 3.7          Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Actions, claims or matters related to or arising from this Stockholders Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Stockholders Agreement, and the performance of the obligations imposed by this Stockholders Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS STOCKHOLDERS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS STOCKHOLDERS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS STOCKHOLDERS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS STOCKHOLDERS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, only if such court lacks jurisdiction, the United States District Court for the District of Delaware (as applicable, the “Delaware Court”) and the courts of appeal therefrom in any Action arising out of or relating to this Stockholders Agreement, agrees that all claims in respect of the Action shall be heard and determined only in the Delaware Court agrees not to bring any Action arising out of or relating to this Stockholders Agreement in any other courts. Each Party irrevocably consents to the service of process in any such Action by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party, at its address for notices as provided in Section 3.6 of this Stockholders Agreement, such service to become effective ten (10) days after such mailing, or in any other manner permitted by applicable Law. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any Action commenced hereunder or under any other documents contemplated hereby that such service of process was in any way invalid or ineffective. To the fullest extent permitted by applicable Law, each of the Parties hereby irrevocably waives any objection it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Stockholders Agreement in the Delaware Court and hereby further irrevocably waives and agrees not to plead or claim that the Delaware Court is not a convenient forum for any such Action. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity, in any jurisdiction.

Section 3.8         Specific Performance. Each Party hereby agrees and acknowledges that money damages and remedies at law would not be a sufficient remedy if the Parties fail to comply with any of the obligations imposed on them by this Stockholders Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Action should be brought in equity to enforce any of the provisions of this Stockholders Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

Section 3.9          Other Business Opportunities.

(a)            The Parties expressly acknowledge and agree that to the fullest extent permitted by applicable law: (i) each of the Sponsor and the Founder Holders (including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors) and the Sponsor Directors (collectively, the “Covered Persons”) has the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as PubCo or any of its subsidiaries or deemed to be competing with PubCo or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, with no obligation to offer to PubCo or any of its subsidiaries the right to participate therein; (ii) each of the Covered Persons may invest in, or provide services to, any Person that directly or indirectly competes with PubCo or any of its subsidiaries; and (iii) in the event that any of the Covered Persons acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for PubCo or any of its subsidiaries, such Person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to PubCo or any of its subsidiaries and, notwithstanding any provision of this Stockholders Agreement to the contrary, shall not be liable to PubCo or any of its subsidiaries for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to PubCo or any of its subsidiaries. For the avoidance of doubt, the Parties acknowledge that this paragraph is intended to disclaim and renounce, to the fullest extent permitted by applicable law, any right of PubCo or any of its subsidiaries with respect to the matters set forth herein, and this paragraph shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by law.

(b)          PubCo hereby, to the fullest extent permitted by applicable law:

(i)            confirms that none of the Sponsor or the Founder Holder or any of their respective Affiliates have any duty to PubCo or any of its subsidiaries other than the specific covenants and agreements set forth in this Stockholders Agreement;

(ii)           acknowledges and agrees that (A) in the event of any conflict of interest between PubCo or any of its subsidiaries, on the one hand, and any of the Sponsor or the Founder Holder or any of their respective Affiliates, on the other hand, the Sponsor, the Founder Holder or applicable Affiliates may act in its best interest and (B) none of the Sponsor, the Founder Holder or any of their respective Affiliates or any Sponsor Director acting in his or her capacity as a director shall be obligated (1) to reveal to PubCo or any of its subsidiaries confidential information belonging to or relating to the business of the Sponsor, the Founder Holder or any of their respective Affiliates or (2) to take any action in its capacity as a direct or indirect stockholder of PubCo, as the case may be, that prefers the interest of PubCo or its subsidiaries over the interest of such Person in such capacity; and

(iii)          waives any claim or cause of action against the Sponsor, the Founder Holder and any of their respective Affiliates, and any officer, employee, agent or Affiliate of any such Person that may from time to time arise in respect of a breach by any such person of any duty or obligation disclaimed under Section 3.9(b)(i) or Section 3.9(b)(ii).

(c)          Each of the parties hereto agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 3.9 shall not apply to any alleged claim or cause of action against any of the Sponsor or the Founder Holder based upon the breach or nonperformance by such Person of this Stockholders Agreement or any other agreement to which such Person is a party.

Section 3.10        [Reserved.]

Section 3.11        No Third Party Liabilities. This Stockholders Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Stockholders Agreement, or the negotiation, execution or performance of this Stockholders Agreement (including any representation or warranty made in or in connection with this Stockholders Agreement or as an inducement to enter into this Stockholders Agreement), may be made only against the Persons that are expressly identified as parties hereto, as applicable; and no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or Representative of any Party hereto (including any Person negotiating or executing this Stockholders Agreement on behalf of a Party hereto) (collectively, “Related Parties”), unless a Party to this Stockholders Agreement, shall have any liability or obligation with respect to this Stockholders Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Stockholders Agreement, or the negotiation, execution or performance of this Stockholders Agreement (including a representation or warranty made in or in connection with this Stockholders Agreement or as an inducement to enter into this Stockholders Agreement).

Section 3.12        Adjustments. If there are any changes in the Common Stock as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment by the Parties shall be made in the provisions of this Stockholders Agreement, as may be required, so that the rights, privileges, duties and obligations under this Stockholders Agreement shall continue with respect to Common Stock as so changed.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has duly executed this Stockholders Agreement as of the Effective Date.

PUBCO:

CHURCHILL CAPITAL CORP II

By:	/s/ Peter Seibold
Name: Peter Seibold
Title: Chief Financial Officer

SPONSOR:

CHURCHILL SPONSOR II, LLC

By:	/s/ Jay Taragin
Name: Jay Taragin
Title: Chief Financial Officer

[Signature Page to Stockholders Agreement]

FOUNDER HOLDERS:

/s/ Michael Klein
Michael Klein

[Signature Page to Stockholders Agreement]